Exhibit 99.1

Enertopia Corporation Announces Drilling Program Underway

Kelowna, British Columbia--(Newsfile Corp. - June 8, 2022) - Enertopia Corporation (OTCQB: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & patents in the green technology space, is very pleased to provide the following update.

Enertopia is delighted to report that drilling is underway at its 1,760 acre lithium claystone project, located approximately 4 miles west of Tonopah, NV, the lithium mining capital of Nevada.  The Company anticipates drilling from 15 to 20 holes to test the potential of the claystone lithium deposit that has been exposed at the surface in several areas.

West Tonopah Property Drilling:

The goal of this first phase exploration program is to test the depth extent of the prospective claystone horizon, and to come up with the creation of a three dimensional stratigraphic map over the drilled area, down to the potential depth limit of 125 feet. The full extent and depth of the program will be dependent on what the site geologists determine at the time of drill core observations.

The corresponding drill data and assay results will determine the next phase of drilling exploration.

"The Company looks forward to reviewing the drill data and next steps." stated President Robert McAllister.

For additional project details please visit our website at https://enertopia.com/

The Qualified Person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States on the OTC Markets under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the West Tonopah project will ultimately have a drill defined resource and if so that that resource will be economic. User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTCQB has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.